Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
STAAR Surgical Company
Monrovia, CA

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-111154 and No. 333-60241 and Forms S-3 No. 333-124022, No. 333-116901, No. 333-111140, No. 333-106989, and No. 333-124022 of STAAR Surgical Company of our reports dated March 15, 2006, relating to the consolidated financial statements and the effectiveness of STAAR Surgical Company’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated march 15, 2006 relating to the financial statement schedule which appears in this Form 10-K.
/s/ BDO SEIDMAN, LLP
Los Angeles, California
March 15, 2006